Exhibit 10.60

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into this 28th day of March, 2018 by and between JetPay Corporation (the “Company”) and Michael Collester (the “Executive”).

WHEREAS, the Executive is employed as the Chief Operating Officer of the Company pursuant to an Amended and Restated Employment Agreement dated as of August 23, 2016 (the “Employment Agreement”);

WHEREAS, the Executive has decided to voluntarily resign from his employment with the Company, effective as of December 31, 2018 (the “End Date”);

WHEREAS, the Executive and the Company desire that the Executive work to transition his responsibilities to other employees of the Company in accordance with the directives of the Chief Executive Officer of the Company during the period from the Effective Date (as defined below) through the End Date;

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth their understandings and agreements concerning the cessation of the Executive’s employment and the Executive’s performance of his duties and responsibilities through the End Date; and

WHEREAS, in connection with their entry into this Agreement, the Company and the Executive have entered into a customary mutual release of claims (the “Release Agreement”);

NOW, THEREFORE, in consideration of the covenants undertaken under this Agreement and the releases provided in the Release Agreement, the Executive and the Company, intending to be legally bound, agree as follows:

1.       Employment through End Date.

1.1.        Subject to Section 1.2 of this Agreement, the Executive’s position as the Chief Operating Officer of the Company, and all other positions held by the Executive with the Company or any of its affiliates, shall terminate on the End Date, and all benefits and perquisites of employment shall cease as of the End Date. Prior to the End Date, the Executive may use all of his unused and accrued vacation time at Executive’s sole discretion. The Executive acknowledges and agrees that his resignation from his employment with the Company is voluntary, is not for Good Reason within the meaning of the Employment Agreement, and is not the result of any dispute between the Executive and the Company concerning the Company’s business practices.

1.2.        During the period from the Effective Date through the End Date, the Executive shall: (i) cooperate with the Chief Executive Officer to, and use commercially reasonable efforts to, transition his duties in a seamless manner, (ii) continue to perform his limited duties and responsibilities in a professional manner in accordance with the Company’s policies, all applicable fiduciary duties, the directives of the Chief Executive Officer, and applicable law; (iii) be paid at a weekly rate of $6,250 through June 15, 2018 and then at a weekly rate of $2,000 from June 16, 2018 through the End Date for an aggregate amount of $124,750 (the “Payment Amount”) payable in accordance with the Company’s regular payroll schedule, subject all customary and legally required deductions and withholdings; and (iv) continue to participate in all employee benefit plans and programs offered by the Company to first tier management employees in accordance with the terms of such plans and programs.

1.3.       During the period from the Effective Date through the End Date, the Executive shall no longer be required to devote his full business time and attention to the business and affairs of the Company and its affiliates; provided that nothing in this Section 1.3 shall be deemed to limit Executive’s obligations under Section 1.2 hereof.

1.4.        To the extent unpaid as of the End Date, the Executive shall be entitled to receive any earned but unpaid base salary and incurred but unreimbursed business expenses (to the extent reimbursable in accordance with Company policy), in each case, through the End Date payable in accordance with Company policy.

1.5.       If there occurs a Change of Control, as defined in the Company’s Amended and Restated 2013 Stock Incentive Plan, as may be amended from time to time, prior to the End Date, the Executive’s employment with the Company shall terminate and the Executive shall be paid any portion of the Payment Amount that remains outstanding as of such Change in Control in one lump sum payment in connection with such Change of Control.  If a Change of Control occurs prior to the End Date, provided that the Executive validly elects and remains eligible for continuation coverage pursuant to COBRA, the Company (or any successor to the Company) shall reimburse the Executive for all premiums for the Executive’s COBRA coverage through the End Date.

1.6.       If Executive’s employment is terminated prior to the End Date by the Company for any reason other than material breach by Executive of this Agreement or the Confidential Information, Non-Disparagement, and Non-Competition and Non-Solicitation provisions contained in Sections 3 through 5 of the Employment Agreement (the “Termination Date”), the Executive shall be paid any portion of the Payment Amount that remains outstanding as of the Termination Date in one lump sum payment. If the Termination Date occurs prior to the End Date, provided that the Executive validly elects and remains eligible for continuation coverage pursuant to COBRA, the Company shall reimburse the Executive for all premiums for the Executive’s COBRA coverage through the End Date.

1.7. Executive acknowledges and agrees that, except as described in this Agreement, he is not entitled to any other wages, compensation, severance, benefits, bonuses, or other payments in connection with his employment or the cessation of his employment with the Company.

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2.       Acknowledgement of Survival of Restrictive Covenants. The Executive expressly acknowledges and agrees that nothing in this Agreement shall be deemed to terminate, modify or limit any of the Executive’s obligations pursuant to the Confidential Information, Non-Disparagement, and Non-Competition and Non-Solicitation provisions contained in Sections 3 through 5 of the Employment Agreement, and the Executive understands and agrees that he remains bound by those provisions in accordance with their terms. The Executive further represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly or indirectly, engaged in any activities that violate any of the aforementioned covenants. Notwithstanding the foregoing, the Company and the Executive agree that (a) the definition of the “Restricted Period” for purposes of Section 5(a) of the Employment Agreement (Non-Competition) is hereby amended to mean the period from the Effective Date of this Agreement through the date that is six (6) months following the End Date, the Termination Date or any Change of Control, whichever occurs first and (b) the definition of the “Restricted Period” for purposes of Section 5(b) of the Employment Agreement (Non-Solicitation) is hereby amended to mean the period ending twenty-four (24) months after the Effective Date.

3.        Return of Company Property. The Executive represents and warrants that no later than the End Date, or earlier if requested by the Company, he shall return all property of the Company within his possession, accessibility or control, including all keys, credit cards (without further use thereof), cell phones, computers, PDAs and all other items belonging to the Company or which contain confidential information (as defined in the Employment Agreement); and, in the case of documents, including all documents of any kind and in whatever medium evidenced, including all hard disk drive data, diskettes, microfiche, cloud storage, online backup and other remote storage, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

4.        Miscellaneous.

4.1.       Successors and Beneficiaries. This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.

4.2.       Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

4.3.       Modification. This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

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4.4.       Complete Agreement. Except as expressly stated herein, this Agreement and the Release Agreement together constitute and contain the entire agreement and final understanding between the parties hereto concerning the subject matter hereof, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral concerning such subject matters. This Agreement constitutes an integrated agreement. For the avoidance of doubt, the Executive expressly acknowledges and agrees that he remains bound by Sections 3 through 5 of the Employment Agreement, as well as his duty to cooperate with the Company and its affiliates provided the Company reimburses Executive for reasonable travel expenses pursuant to Section 8(g) of the Employment Agreement.

4.5.       Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

4.6.        Applicable Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflicts of law. Both the Company and Executive agree to appear before and submit exclusively to the jurisdiction of the federal courts with authority over Allentown, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Lehigh, Pennsylvania). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

4.7.        No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the Executive of any violation of law or other wrongdoing of any kind whatsoever.

4.8.        Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

4.9.       Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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4.10.       Advice of Counsel. In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

4.11.        Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

4.12.        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.13.        Taxes. Other than the Company’s obligation to withhold taxes as required by law or regulation, the Executive shall be solely responsible for any taxes imposed on the Executive as a result of the payments received under this Agreement. All payments owed to the Executive under this Agreement shall be reduced by all applicable tax withholdings and deductions.

5.        Acknowledgements. The Executive hereby acknowledges and agrees that:

5.1.        This is an important legal document and he is hereby advised to consult with an attorney before signing it;

5.2.       He may take up to twenty-one (21) days to consider whether to sign this Agreement;

5.3.       He may revoke this Agreement at any time within seven (7) days after the date on which he signs it by providing written notice to the Company at the address set forth on the signature page, and this Agreement shall not be effective until after the revocation period has expired without revocation (the “Effective Date”); provided, that if the Executive revokes his signature to this Agreement within that period, this Agreement shall be void ab initio.

5.4.        Changes made to this Agreement, whether material or nonmaterial, do not restart the aforementioned twenty-one (21) day period; and

5.5.       He has carefully read this Agreement, understands all the terms of this Agreement, and enters into this Agreement freely, knowingly, and voluntarily.

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I have read the foregoing Transition Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 28th day of March, 2018.

EXECUTIVE

/s/ Michael Collester
Michael Collester

EXECUTED this 28th day of March, 2018.

JETPAY CORPORATION

/s/ Diane (Vogt) Faro
By: Diane (Vogt) Faro
Title: Chief Executive Officer

Address:

JetPay Corporation
Attention: Chief Executive Officer
7450 Tilghman Street
Allentown, PA 18106
Email: Diane.Faro@jetpay.com

[Signature Page to Transition Agreement]